Exhibit 10.3

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

BOARD OBSERVER AGREEMENT

THIS BOARD OBSERVER AGREEMENT, dated as of June 24, 2022 (this “Agreement”), is made by and between Eargo, Inc., a Delaware corporation (the “Company”), and PSC Echo, LP (the “Investor”).

WHEREAS, the Company desires to provide the Investor with the right to nominate a board observer (the “Observer”) to the Company’s board of directors (the “Board”) to attend all meetings of the Board and any and all committees and sub-committees thereof, including without limitation, any executive committee thereof, but excluding any committee established to review a transaction between the Company, on the one hand, and the Investor Parties, the Observer or an Affiliate of the Investor Parties (as such terms are defined in the Investor Rights Agreement (as defined below)) or the Observer on the other hand (collectively, the “Committees”);

NOW, THEREFORE, in consideration of the foregoing, the Company and the Investor hereby agree as follows, effective as of the First Tranche Closing Date (as defined the Purchase Agreement (as defined below)):

1. Board Observer Rights.

(a) Pursuant to Section 2.1(a) of the Investor Rights Agreement by and between the Company and the Investor dated as of June 24, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”), the Company shall cause one person designated by the Investor to be appointed as a non-voting observer to the Board and the Committees. On the date hereof, the Investor designates Justin Sabet-Peyman as the Observer. Except as set forth herein, the Company shall invite Observer to attend, in a non-voting observer capacity, all meetings of the Board and any and all Committees (as determined by Observer from time to time). Except as set forth herein, Observer shall have the right to participate in any such meeting, but in no event shall Observer: (i) be deemed to be a member of the Board or any Committee; (ii) have the right to vote on any matter under consideration by the Board or any Committee or otherwise have any power to cause the Company to take, or not to take, any action; (iii) have or be deemed to have, or otherwise be subject to, any duties, fiduciary or otherwise, to the Company or its stockholders or any duties, fiduciary or otherwise, otherwise applicable to the directors of the Company; or (iv) have any right or possess any authority to bind the Company or any of its subsidiaries in any way whatsoever. As a non-voting observer, and except as set forth herein, Observer will also be provided, concurrently with delivery to the directors of the Company and in the same manner delivery is made to them, copies of all notices, agenda, minutes, consents, and all other materials or information, financial or otherwise, that are provided to the directors, including with respect to any Board or Committee meeting or any written consent in lieu of a Board or Committee meeting. If a meeting of the Board or a Committee is conducted via telephone or other electronic medium, except as set forth herein, Observer may attend such meeting via the same medium. The presence of Observer shall not be taken into account or required for purposes of establishing a quorum. Notwithstanding anything in this Agreement to the contrary, the Board or any Committee may exclude the Observer from all or any portion of any meeting or discussions, and can withhold or redact materials otherwise distributed to the members of the Board or such Committee, solely to the extent that (i) the Board reasonably determines based on the advice of counsel that such action is reasonably necessary to prevent the loss of attorney-client privilege, work product or similar privilege; provided that, in such case, (x) any such exclusion shall only apply to such portion of such meeting or material which would be required to preserve such privilege and not to any other portion thereof; and (y) Observer shall be informed of the general subject matter of the materials or meetings (or portion thereof) from which Observer is excluded to the extent it would not result in the loss of such privilege, or (ii) the Board reasonably determines in good faith that the information being discussed at all or a portion of such meetings or included in such materials, (A) would give rise to a conflict of interest or otherwise relates to any actual or potential transactions between or involving the Company or its affiliates, on the one hand, and the Investor Parties, the Observer or an Affiliate of the Investor Parties or the Observer, on the other hand, (B) would result in a breach of the Company’s confidentiality obligations to any third party or (C) would result in a violation of applicable laws; provided that, in any such case, (x) any such exclusion shall only apply to such portion of such meeting or material which would be required to avoid such conflict, breach of confidentiality or violation of applicable laws, and not to any other portion thereof; and (y) Observer shall be informed of the general subject matter of the materials or meetings (or portion thereof) from which Observer is excluded to the extent it would not result in a potential breach of such confidentiality obligations to any third party or result in a violation of applicable laws.

(b) The rights described in this Section 1 shall terminate with respect to such Observer upon: (i) such time as the Investor no longer has the right to appoint an Observer pursuant to Section 2.1(a) of the Investor Rights Agreement; (ii) written notice of termination to the Company from the Investor; (iii) any material violation of the terms of this Agreement by Investor which (A) remains uncured within ten business days after receipt of notice thereof (which notice must be delivered to the Investor by the Company in accordance with Section 11), or (B) if such violation is not subject to cure, may reasonably lead to material harm to the Company; or (iv) the death or disability of Observer, provided that upon the occurrence of any event described in the foregoing clause (iv), the Investor shall have the right to appoint a replacement Observer and such replacement Observer shall have the rights described in this Section 1. For the avoidance of doubt, the provisions of this Section 1(b) (including any potential termination of rights thereunder) shall not affect, or be construed as affecting, the rights or obligations of the Investor or the Company under the Investor Rights Agreement or the Note Purchase Agreement by and among the Company, the Investor and DriveTrain dated as of June 24, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

2. Confidential Treatment of Company Information.

(a) In consideration of the Company’s disclosure to the Investor, including through the Observer as one of the Investor’s Representatives (defined below), of information that is not publicly available concerning the Company, the Investor agrees that this Agreement will apply to all Board and Committee materials and all other non-public, confidential and/or proprietary information, in any form whatsoever, disclosed or made available by the Company or its advisors to the Observer or to the Investor via Observer, in his or her capacity as the Observer (“Information”). The Investor may disclose the Information to its affiliates, and its affiliates’ officers, employees, directors, managers, agents, advisors, affiliates, limited partners, prospective limited partners and representatives (“Representatives”; which term shall, for the avoidance of doubt, include the Observer) who either (x) are bound by a professional, ethical, contractual or other obligation of confidentiality to the Investor or the Company no less restrictive than the terms of this Section 2 or (y) have agreed to act in accordance with the terms and conditions of this Section 2.

(b) Except as otherwise provided herein, the Investor agrees: (i) to hold Information in strict confidence and (ii) not to disclose Information to any third parties. The Investor agrees to instruct all such Representatives, with whom it shares information, that such Information is confidential and not to disclose such Information to third parties without the prior written permission of the Company or as otherwise permitted herein. The Investor shall be responsible for any non-compliance with this Section 2 by its Representatives, including the Observer.

3. Exempted Disclosure. The term Information and the foregoing restriction on the disclosure of Information will not include information which: (i) was, is, or hereafter becomes generally known or available to the public other than as the result of the Investor’s or its Representatives’ disclosure in violation of this Agreement; (ii) was or is hereafter acquired by the Investor or its Representatives from a source other than the Company without, to the Investor’s knowledge, restriction as to disclosure; (iii) was independently developed by or for the Investor or its Representatives without use of or reference to the Information or Investor acquired such information from the Company in connection with the Investor or its affiliates being a lender to the Company or its affiliate, including pursuant to the Purchase Agreement (subject to the confidentiality provisions thereof); (iv) is subsequently and expressly granted permission to disclose by the Company in writing (with email being sufficient); or (v) is required or requested to be disclosed by the Investor or any of its Representatives pursuant to law, regulation, judicial, regulatory or administrative process or court order, including, without limitation, through or in connection with any legal proceeding by subpoena or discovery request or otherwise, subject to all applicable defenses; provided, that to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, the Investor shall give the Company reasonably prompt notice of such required disclosure so that the Company may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided that no such notice shall be required for disclosure in connection with an audit or to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee the Investor.

4. Return of Information. Following the termination of the rights of the Observer described in Section 1 and the termination of any other rights of the Investor to appoint members to the Board pursuant to Section 2.1 of the Investor Rights Agreement and upon written request of the Company, the Investor and its Representatives will promptly: (i) destroy all physical materials containing or consisting of Information and all hard copies thereof; and (ii) to the extent technically practicable, destroy all electronically stored Information in the possession or control of the Investor or its Representatives. Notwithstanding the foregoing, the Investor and its Representatives may retain in its confidential files copies of any item of Information in order to comply with any legal, compliance, regulatory or document retention requirements, any internal compliance policy, or in order to satisfy audit requirements. The Investor and its Representatives may also retain and need not destroy any Information which is retained pursuant to automated backup or archiving procedures, and that portion of any Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Investor or its Representatives. Any Information that is not returned or destroyed and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of the Investor or its Representatives to the extent the foregoing contains Information, will remain subject to the restriction on nondisclosure set forth in this Agreement for eighteen months after Observer’s termination pursuant to Section 1(b) of this Agreement.

5. Company Ownership of Information; Remedies. Neither the Investor nor any of its affiliates, or their Representatives shall, by virtue of the Company’s disclosure of, or such person’s use of any Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively with the Company. The Investor acknowledges that all of the Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Information may cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The Company, on the one hand, and the Investor on the other hand, each acknowledge that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that, in the event of any breach of this Agreement by any party hereto, the non-breaching party(ies) is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity, without the requirement that a bond be posted by the non-breaching party(ies). Such remedies will not be exclusive but will be in addition to other remedies that may be available to the non-breaching party(ies) at law or in equity.

6. Compliance with Securities Laws. The Investor agrees that the Information is given in confidence in accordance with the terms of this Agreement, and the Investor acknowledges that any trading in securities while in possession of material non-public information (within the meaning of Regulation FD under the Securities Exchange Act of 1934, as amended, “MNPI”) or communicating such information to any other person who trades in such securities could subject the Investor to liability under applicable securities laws and the rules and regulations promulgated thereunder, and agrees to instruct all of its Representatives to whom it discloses Information that such Information may contain or constitute MNPI and that any trading in securities while in possession of MNPI or communicating such information to any other person who trades in such securities could subject the Representative to liability under applicable securities laws and the rules and regulations promulgated thereunder. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as (i) making the Investor or the Observer an insider of the Company, (ii) creating any duties or restrictions on the Investor’s or the Observer’s ability to trade any debt or equity issued by the Company beyond those that may exist under applicable law, or (iii) creating any fiduciary relationship between the Observer, the Investor or either of their Representatives, on the one hand, and any other holder of securities issued by the Company, on the other hand.

7. Information Barriers. The Company (i) acknowledges that the Investor has advised it that the Investor and its affiliates are in the business of holding, investing and trading in securities, and (ii) so long as no information is disclosed in violation of Sections 2 and 3, agrees that this Agreement shall not in any way restrict or limit the activities of the Investor, any of its affiliates or any of their respective employees (or, for the avoidance of doubt, the Observer) in the business of holding, investing and trading in securities so long as such activities are in compliance with applicable securities laws, including, but not limited to, where (A) such activities are undertaken by the Investor, employees and/or their affiliates (or, for the avoidance of doubt, the Observer) that are not then in possession of Information constituting material non-public information of the Company, (B) Observer is subject to information barriers designed to protect the flow of Information constituting material non-public information to the Investor, other employees and affiliates or (C) an affirmative defense pursuant to paragraph (c) of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, is otherwise available.

8. Indemnification; Advancement of Expenses. Observer shall be entitled to advancement of expenses and rights to indemnification from the Company, and the Company agrees to advance expenses to and indemnify the Observer, in each case to the same extent provided by the Company in the Indemnification and Advancement Agreement attached to the Investor Rights Agreement as Exhibit B. The foregoing rights to indemnification and advancement of expenses constitute third-party rights contractually extended to Observer by the Company and do not constitute rights to indemnification or advancement of expenses as a result of Observer serving as a director, manager, officer, employee, or agent of the Company. The Company shall reimburse Observer, on the same basis as directors of the Company, for all reasonable out-of-pocket expenses incurred by Observer in connection with attendance at Board and Committee meetings or any other matter which Observer undertakes on behalf of the Company (“Expenses”) (it being understood that Observer shall be under no obligation to undertake any matter unless Observer expressly agrees thereto in his or her sole discretion). All reimbursements payable by the Company pursuant to this Section 8 shall be paid to Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect; provided, however, that any such reimbursement shall be paid to Observer no later than comparable reimbursement is paid to the members of the Board. Observer shall not be entitled to receive any other payment or remuneration hereunder or otherwise in connection with Observer’s involvement with the Board or the Committee.

9. Insurance. For the duration of Observer’s appointment as Observer of the Company, and thereafter for the duration of the applicable statute of limitations, the Company shall cause to be maintained in effect a policy of liability insurance coverage for Observer against liability that may be asserted against or incurred by him or her in his or her capacity as Observer which is no worse in scope and amount to that provided to the members of the Board. Upon request, the Company shall provide Observer or his or her counsel with a copy of all directors’/officers’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials.

10. Governing Law: Venue for Disputes; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of any state or federal court located in New York in which appeal from the New York Court of Appeals may validly be taken under the laws of the State of New York and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each of the parties hereto irrevocably waives the right to trial by jury.

11. Notices. All communications hereunder shall be in writing and shall be delivered either by certified or registered mail, postage pre-paid, return receipt requested, email or nationally recognized overnight courier, and shall be addressed to the following addresses:

To the Company:	Eargo, Inc. 2665 North First Street, Suite 300 San Jose, CA 95134 Attention: Chief Legal Officer Email: [***]

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 10250 Constellation Blvd., Suite 1100 Los Angeles, CA 90067 Attention: David Zaheer, Charles Ruck, Kathleen Wells Email: [***]

To Investor:	c/o Patient Square Equity Advisors, LP 2884 Sand Hill Road, Suite 100 Menlo Park, CA 94025 E-mail: [***] Attention: Adam Fliss, Justin Sabet-Peyman

With a copy (which shall not constitute notice to):

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Email: [***]

Attention: Jason Freedman

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

E-mail: [***]

Attention: Tom Fraser

12. Entire Agreement. This Agreement, together with the Investor Rights Agreement, constitutes the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

13. Term. The provisions of Section 1 hereof shall terminate and be of no further force or effect pursuant to Section 1(b) hereof. Notwithstanding the provisions of this Section 13, the provisions of Sections 2, 3, 5, 6, 9, 11, 13, 14, 15, 16 and 17 shall terminate two (2) years following the termination of Section 1 hereof and the provisions of Sections 7, 8 and 10 shall survive indefinitely following the termination of this Agreement.

14. Amendments. No provision of this Agreement may be amended, modified, or waived, except in a writing signed by the Investor, the Company and, in accordance with Section 19, the Observer.

15. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the parties. A signed copy of this Agreement delivered by email (including via DocuSign or equivalent software) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The exchange of copies of this Agreement and of signature pages by e-mail transmission (including via DocuSign or equivalent software) or other means of electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

18. Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

19. No Third Party Beneficiary. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, that the Observer (and his successors, heirs and Representatives) is an intended third-party beneficiary of, and may enforce, this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date first above written.

EARGO, INC.

By:	/s/ Christian Gormsen
Name: Christian Gormsen
Title: Chief Executive Officer and President

[Signature Page to Board Observer Agreement]

IN WITNESS WHEREOF, the undersigned has hereto executed this Agreement as of the date first above written.

PSC ECHO, LP

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: General Counsel and Chief Compliance Officer

[Signature Page to Board Observer Agreement]